Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 2, 2018 and the Prospectus dated July 17, 2017

Registration No. 333-219323

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	January 2, 2018

Settlement Date:	January 5, 2018 (T+3)*

Form of Offering:	SEC Registered (Registration No. 333-219323)

Terms applicable to

Floating Rate Senior Notes due 2023

Aggregate Principal Amount:	$400,000,000

Maturity Date:	January 5, 2023

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from January 5, 2018

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+99 bps

Interest Payment Dates:	January 5, April 5, July 5 and October 5, commencing on April 5, 2018

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.990% per annum

Interest Reset Dates:	Quarterly on January 5, April 5, July 5 and October 5, commencing on April 5, 2018

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X CE4 / US37045XCE40

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Lloyds Securities Inc. Mizuho Securities USA LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BB Securities Limited ICBC Standard Bank Plc U.S. Bancorp Investments, Inc. CastleOak Securities, L.P. C.L. King & Associates, Inc.

Terms applicable to

3.250% Senior Notes due 2023

Aggregate Principal Amount:	$850,000,000

Final Maturity Date:	January 5, 2023

Public Offering Price:	99.931%, plus accrued and unpaid interest, if any, from January 5, 2018

Benchmark Treasury:	2.125% due December 31, 2022

Benchmark Treasury Yield:	2.245%

Spread to Benchmark Treasury:	T+102 bps

Coupon:	3.250%

Yield to Maturity:	3.265%

Interest Payment Dates:	January 5 and July 5, commencing on July 5, 2018

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+20 bps prior to December 5, 2022 (the date that is one month prior to the final maturity date)

Par call on or after December 5, 2022 (the date that is one month prior to the final maturity date)

CUSIP / ISIN:	37045X CF1 / US37045XCF15

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Lloyds Securities Inc. Mizuho Securities USA LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BB Securities Limited ICBC Standard Bank Plc U.S. Bancorp Investments, Inc. CastleOak Securities, L.P. C.L. King & Associates, Inc.

Terms applicable to

3.850% Senior Notes due 2028

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	January 5, 2028

Public Offering Price:	99.770%, plus accrued and unpaid interest, if any, from January 5, 2018

Benchmark Treasury:	2.250% due November 15, 2027

Benchmark Treasury Yield:	2.458%

Spread to Benchmark Treasury:	T+142 bps

Coupon:	3.850%

Yield to Maturity:	3.878%

Interest Payment Dates:	January 5 and July 5, commencing on July 5, 2018

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+25 bps prior to October 5, 2027 (the date that is three months prior to the final maturity date)

Par call on or after October 5, 2027 (the date that is three months prior to the final maturity date)

CUSIP / ISIN:	37045X CG9 / US37045XCG97

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Lloyds Securities Inc. Mizuho Securities USA LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BB Securities Limited ICBC Standard Bank Plc U.S. Bancorp Investments, Inc. CastleOak Securities, L.P. C.L. King & Associates, Inc.

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisor.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 (toll free), email: prospectus@citi.com; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street Street, New York, NY 10005, telephone: 1-800-503-4611, email: prospectus.CPDG@db.com; Lloyds Securities Inc., Attention: Ken Cawley, 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, telephone: 1-212-827-3117 (collect), email: NALSIOperations@lbusa.com; Mizuho Securities USA LLC, Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022, telephone: 1-866-271-7403 (toll free); Scotia Capital (USA) Inc., Attention: Debt Capital Markets, 250 Vesey Street, New York, NY 10281, telephone: 1-800-372-3930 (toll free); and SMBC Nikko Securities America, Inc., 277 Park Avenue, New York, NY 10172, telephone: 1-888-868-6856 (toll free).